Exhibit 99.2

                    FOURTH QUARTER FY1999 EARNINGS RELEASE
                            CONFERENCE CALL SCRIPT


Introduction - Steve Gillispie

Good morning, everyone. This is Steve Gillispie, chairman, president and chief executive officer of Cadmus. I very much appreciate your taking time to join us this morning for a review of our results for the fourth quarter and for our fiscal 1999. I am joined today by Bruce Thomas, Cadmus senior vice president and chief financial officer, and Dave Bosher, Cadmus vice president and treasurer. In our comments this morning, we want to provide you with an understanding of what Cadmus is today and what you can expect of us tomorrow. After our remarks, we will be happy to respond to whatever remaining questions that you may have.

First, let me start with this. We did not achieve the level of earnings that we had planned to achieve this quarter or this year. We know this is unacceptable and, as you have seen over the course of this year, we have been as aggressive as we could be to fix the issues that led to this result. Moreover, and we think this is important, we have worked hard to design and execute a plan to build on our strengths, to reduce earnings volatility, and to create a platform for consistent growth.

The actions we have taken - the sale of our financial communications and custom publishing businesses, the acquisition of Mack, and the refinancing of our business -- have made Cadmus a much stronger company. We are much less cyclical, much less volatile, and better able to compete in the markets we serve. We are also more focused -- with a few, larger businesses in specialized markets where we can achieve leadership positions. We have enhanced our dominant position in the very attractive STM market and are well positioned to exploit exciting opportunities before us in our specialty packaging and in our other marketing communication businesses. Finally, we are positioned to generate increased and stable cash flows, allowing us to aggressively pay down our acquisition-related debt. In short, we are pleased with the strategic repositioning we have effected and we are excited about our prospects for improved performance and increased shareholder value going forward.

In just a minute, Dave is going to walk you through a detailed review of our fourth quarter and fiscal 1999 results. Before he does that, however, I just want to highlight for you some of the several strong performances by our businesses that might otherwise be lost in the various divestitures, adjustments, and other one-time items.

o We continued to generate solid top line growth. Internal growth was a solid 6% in the quarter, with our Marketing Communications businesses growing a robust 17%. We are particularly pleased with the sustained growth in our specialty packaging business, where we registered double digit growth throughout the year;

o At Cadmus Journal Services, we saw year over year improvement in profitability once again, as this market leading business sustained and in fact expanded operating margins another 50 basis points;

o In our Marketing Communications sector, with the exception of Point of Purchase, every remaining business group registered year over year growth in operating income;
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o        Early indications from Mack strengthen our conviction that the combination of Mack and CJS will meet our expectations, both strategically and operationally, in the coming year; and

o Finally, as you will hear, the fourth quarter indicates that Cadmus has quite an impressive capability to generate free cash flow and repay debt.

These underlying performances strengthen our belief that Cadmus is poised to deliver consistent and improved performance and to create increased shareholder value.

With those remarks as background, I'd like to turn the call over to David Bosher for more detail on the actual financial results. Dave .....


Fourth Quarter and Fiscal 1999 Review - Dave Bosher

Thank you, Steve. Good morning everyone.

Before reviewing results in detail, I'd like to point out that we had several "one-time" items in both this year and last year that we have eliminated for purposes of our comments today. Those items include (I) an operating charge this year related to the settlement of interest rate swap agreements related to our former bank credit facility, (II) an extraordinary charge this year related to repayment of the bank debt and the bridge financing related to the acquisition of Mack, (III) a restructuring charge last year related to the acquisition of Germersheim and (IV) a net gain from the sale of our financial communications and custom publishing businesses.

So, with that said, let's begin with our "executive summary" of our fourth quarter and full year performance.

o Fourth quarter net sales rose 29% to $134.4 million, compared to $104.2 million in the fourth quarter of fiscal 1998. Adjusted for acquisitions and divestitures, fourth quarter net sales rose 6%.

o For the year, net sales rose 12% to $443.0 million, compared to $393.8 million last year. Adjusted for acquisitions and divestitures, fiscal 1999 net sales also rose 6%;

o        Free cash flow in the fourth quarter was a strong $7.9 million;

o EBITDA totaled $17.5 million in the fourth quarter, up 43% from the fourth quarter of fiscal 1998.

Those are the major highlights. Now let me give you a little more detailed review - first of the fourth quarter, and then of fiscal 1999.

Fourth Quarter Review. On a consolidated basis and adjusted for the one-time items I mentioned, Cadmus' fourth quarter earnings totaled $.30 per share. These results were impacted by an operating loss from our point of purchase unit,

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higher interest expense associated with acquisition-related debt, and the absence during this quarter of meaningful Mack-related procurement synergies.

For the quarter, net sales rose 29% to $134.4 million. Adjusted for the acquisition of Mack and for the divested businesses, net sales rose 6%.

Consolidated gross profit margins declined to 20.4% of sales in the fourth quarter from 22.9% in the same period last year. This decline was primarily attributable to lower gross margins from our point of purchase business. Again this quarter, we partially offset the gross margin pressure through SG&A cost containment measures, as SG&A expenses declined to only 11.6% of sales in this year's fourth quarter compared to 15.6% last year. This decline was primarily attributable to the business mix change, as we substituted Mack's relatively low SG&A business for the financial and custom publishing businesses, which carried much higher SG&A costs. SG&A was also affected by reduced corporate overhead costs and by lower expenses related to incentive compensation and other discretionary benefits.

Consolidated operating income rose 44% in the quarter to $10.4 million; and our operating margin rose 80 basis points to 7.7% of sales from 6.9% last year. Again, this increase was driven primarily by the addition of the highly profitable Mack operations.

Finally, free cash flow for the quarter was a very strong $7.9 million, as net cash from operations was $12.2 million and capital spending remained under control and on budget. This strong cash flow again shows the fundamental change in our business mix. For this quarter, we replaced the lower EBITDA margin and more working capital intensive financial printing and custom publishing businesses with the strong cash flow and lower working capital requirements of Mack. As you will see when we talk about next year, consistently strong free cash flow will be a hallmark of the repositioned Cadmus.

I would like now like to spend just a few minutes detailing the operating performances of our two business sectors.

In our Professional Communications sector, we experienced a 76% increase in revenues as a result of the inclusion of Mack for the entire quarter. Adjusted for the Mack acquisition and for lower paper prices, net sales in this sector were flat, as a modest increase in journal sales was offset by a slight decline in magazine sales. Professional Communications operating margins remained strong again this quarter, flat with our third quarter rate. During the quarter, Mack performed very well and met our financial expectations. Revenues for Mack of $40.5 million and operating margins of better than 14% were consistent with our expectations. We should also note, however, that we obtained relatively little in the way of procurement synergies in the fourth quarter. As we begin to receive those benefits in the first quarter of fiscal 2000, further margin expansion should be made possible.

In our Marketing Communications sector, adjusted for divestitures, revenues increased 17%, led by continued strong double-digit growth at our specialty packaging and graphic solutions groups. As I mentioned, we did incur an operating loss this quarter from our point of purchase business as revenues declined 23% from last year. This decline was primarily due to the cancellation by customers of certain planned promotions and by the loss in June of a significant portion of work with a major point of purchase customer. I would like to note, however, that with the exception of POP, each of our remaining marketing communications business groups showed year over year revenue growth and year over year increases in operating income in the fourth quarter.
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Fiscal 1999 Review - Dave Bosher

As with the fourth quarter review, the impact of one-time items, acquisitions and divestitures makes the analysis a bit difficult. So let me provide you a few important data points on the year.

o Income before one-time items totaled $10.1 million, or $1.22 per share, down 13% from $1.41 last year.

o Net sales totaled $443.0 million, up 12%. Adjusted for acquisitions and divested operations, sales rose approximately 6%. Professional Communications internal sales growth was 3% for the year, while our Marketing Communications sector grew approximately 14%.

Included in that growth were solid sales gains from most of our business groups, including:

o        4% internal growth from our high-margin STM journals business:

o A 65% increase in net sales from our specialty packaging product line, continuing its remarkable internal growth rate string another year, and

o        A 44% increase in net sales from our graphic solutions product line.

Among our remaining product lines, point of purchase sales, proforma for the Germersheim acquisition, declined by 3% in the year and specialty magazine sales declined by 3% for the year.

Fiscal 2000 Outlook - Dave Bosher

As Steve said, the changes we have made now position Cadmus to realize improved earnings performance, higher free cash flow, and significantly increased shareholder value. Cadmus is now much less cyclical, much less volatile, and much more focused. Just to emphasize those points, let me share with you just a few more data points:

o Today nearly 70% of our net sales and 87% of our EBITDA before corporate expenses now come from our Professional Communications sector.

o With Mack, we are now nearly 5 times larger than our nearest competitor in the STM journal market.

o Over 40% of our net sales now come from the high-margin STM journal product line, so our exposure to economic volatility has been further reduced.

o Finally, over 85% of our net sales in the STM journals product line are under long-term contract, with renewal rates, as you may know, historically above 97%.

As we enter fiscal 2000, we know we still have some issues to address. We have excess manufacturing capacity in Charlotte created by the sale of our financial printing business. We will continue to absorb operating losses at POP - for at least the first two quarters of fiscal 2000 - as we deal with lower volume from one of our major customers, and we have much higher non-taxable goodwill

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amortization as a result of the Mack acquisition. Despite these challenges, we believe that our earnings in fiscal 2000 will show solid improvement over the $1.22 recorded this year, adjusted for one-time items. Our expectation at this point is in the $1.30's for EPS. This improvement will come from continued earnings growth from our Professional Communicants sector, continued double-digit growth from our specialty packaging and graphic solutions businesses, procurement-related synergies from the Mack acquisition, and lower interest expense resulting from free cash flows.

We believe that this earnings expectation is realistic and, in fact, has opportunity for upside. We have opportunities for more integration-related savings from Mack. We have opportunities for even better top-line growth at specialty packaging. We have opportunities for even stronger cash flows and lower interest expense. And, we have a chance for a quicker-than-planned turnaround at POP.

In addition to these earnings targets and factors, we are planning to generate $20 million in free cash flow in FY 2000, or over $2.00 per share in free cash flow. This level of cash flow is sustainable going forward and is a better indicator, we believe, of the underlying strength of Cadmus. Inherent in this target is a CAPEX spending level of approximately $20 million. Free cash flow will be used to repay bank revolving credit, providing further reduction of leverage and upside potential to EPS.

On a final note, we anticipate closing on a receivables securitization program in the next few weeks. This program should also result in reductions in interest expense from the fourth quarter rate.

I'd like now to turn the call back over to Steve for some final comments.

Steve....


Conclusion - Steve Gillispie

Thank you, Dave.

As you have heard from Dave's report, we made great strategic progress this fiscal year and particularly this past quarter. The transactions we have effected in the last several months have made us more focused and better positioned strategically than at any time in our history. The good trends I described in our base businesses, combined with the historically consistent and profitable performance of Mack, provide an excellent platform for continuing improvements in profitability and earnings growth.

Let me close by saying that I am deeply committed to delivering these improvements as is my team. I will do every thing in my power to deliver the earnings next year that Dave described and to work hard to generate some upside to that forecast.

In closing let me note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

We thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for us.